UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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☐	Soliciting Material Pursuant to §240.14a-12

FIRST INDUSTRIAL REALTY TRUST, INC.

(Name of Registrant as Specified In Its Charter)

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FIRST INDUSTRIAL REALTY TRUST, INC.
311 South Wacker Drive
Suite 3900
Chicago, Illinois 60606
Supplement to the Proxy Statement Dated April 5, 2011
for the Annual Meeting of Stockholders to be Held on May 12, 2011
April 28, 2011
On April 5, 2011, First Industrial Realty Trust, Inc. (the “Company”) filed a definitive Proxy Statement on Schedule 14A (the “Proxy Statement”) in connection with its 2011 Annual Meeting of Stockholders to be held on May 12, 2011 (the “Annual Meeting”). At the Annual Meeting, the Company is requesting that the stockholders of the Company approve the First Industrial Realty Trust, Inc. 2011 Stock Incentive Plan (the “Plan”), as set forth in Proposal III of the Proxy Statement. A copy of the Plan is attached as Appendix B to the Proxy Statement.
After mailing the Proxy Statement, the Board of Directors approved an amendment (the “Amendment”) to the proposed Plan to clarify that awards outstanding under the Plan may not be repriced by the Company without stockholder approval. The Amendment was approved in response to a report issued by ISS on April 22, 2011 in which ISS recommended that the Company’s stockholders vote “Against” the approval of the Plan because they believed that the Plan specifically permitted the repricing of equity awards (such as underwater stock options or SARs) without stockholder approval. Although we do not believe that the Plan, as originally drafted, permitted repricing of awards without stockholder approval, and management has no history of, or intention to ever undertake, a repricing without stockholder approval, the Board of Directors executed the Amendment to revise the language in the Plan to more closely conform to ISS’s policies. We expect that ISS will revise its report to recommend a vote “For” the Plan. Other than the change described above, all other terms of the Plan remain the same as those described in the Proxy Statement. The text of the Amendment is included as Annex A to this Supplement.
The Plan, as amended, will be presented for stockholder approval at the Company’s Annual Meeting and its effectiveness remains conditioned on the receipt of such approval. If a stockholder returns his or her proxy card at any time (either prior to or after the date of this Supplement) indicating in favor of Proposal III, such vote will constitute a vote in favor of such Proposal, as amended by this Supplement. If any stockholder has already returned his or her properly executed proxy card and would like to change his or her vote on any matter, such stockholder may revoke his or her proxy before it is voted at the Annual Meeting by submission of a proxy bearing a later date by mail or by attending the Annual Meeting in person and casting a ballot. If any stockholder would like a new proxy or has any questions, he or she should contact Art Harmon, the Company’s Senior Director of Investor Relations, at (312) 344-4320.
The information provided above may be deemed “additional soliciting materials” within the meaning of the Securities Exchange Act of 1934, as amended.
John H. Clayton
Secretary

ANNEX A
AMENDMENT NO. 1
TO THE
FIRST INDUSTRIAL REALTY TRUST, INC.
2011 STOCK INCENTIVE PLAN
     AMENDMENT NO. 1 (the “First Amendment”) to the First Industrial Realty Trust, Inc. 2011 Stock Incentive Plan (the “Plan”), established and maintained by First Industrial Realty Trust, Inc. (the “Company”).
     WHEREAS, Section 13(a) of the Plan reserves to the Board of Directors of the Company (the “Board”) the right to amend the Plan at any time; and
     WHEREAS, the Board desires to amend the Plan to clarify that repricing of awards under the Plan is not permitted without the approval of the stockholders of the Company.
     NOW, THEREFORE, BE IT RESOLVED, that the Plan is hereby amended by the First Amendment as follows:
1.	Amendment to Plan.
          (a) The following Section 4(c) is hereby added to the Plan:
     “(c) Repricing Prohibited. Notwithstanding any provision in the Plan to the contrary, no adjustment or reduction of the exercise price of any outstanding Stock Option or SAR in the event of a decline in Stock price is permitted without approval by the Company’s stockholders or as otherwise specifically provided under Section 3(d) above. The foregoing prohibition includes (i) reducing the exercise price of outstanding Stock Options or SARs, (ii) cancelling outstanding Stock Options or SARs in connection with granting of Stock Options or SARs with a lower exercise price to the same individual, (iii) cancelling a Stock Option or SAR in exchange for a cash or other payment, and (iv) take any other action that would be treated as a repricing of a Stock Option or SAR under the rules of the primary stock exchange on which the Stock is listed.”
2.	Effective Date of Amendment; Ratification and Confirmation.
     (a) The First Amendment shall become effective upon approval by the Board. In all other respects, the Plan is hereby ratified and confirmed.
3.	Governing Law.
     THE FIRST AMENDMENT SHALL BE GOVERNED BY NEW YORK LAW WITHOUT REGARD TO THE PRINCIPLES OF CONFLICT OF LAWS THEREOF, EXCEPT TO THE EXTENT SUCH LAW IS PREEMPTED BY FEDERAL LAW.